UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 22, 2015

Taxus Cardium Pharmaceuticals Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Sorrento Valley Rd., Suite 250, San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 22, 2015, Taxus Cardium Pharmaceuticals Group Inc. (“Taxus Cardium”) entered into an Exchange and Redemption Agreement (the “Agreement”) with Sabby Healthcare Volatility Master Fund, Ltd. (“Sabby”), the holder of Taxus Cardium’s 1,176 outstanding shares of Series A Convertible Preferred Stock (the “Preferred Stock”).

Under the terms of the Agreement, Taxus Cardium has agreed to allow Sabby to exchange shares of Preferred Stock for shares of Taxus Cardium’s Common Stock at an effective price of $0.30 per share. The Agreement grants Taxus Cardium (1) a right to redeem any or all of the outstanding Preferred Stock for its Stated Value (approximately $1,000 per share) at any time during a 120 day period after the date of the Agreement, and (2) increases the limitation on indebtedness contained in the Certificate of Designation for the Preferred Stock to allow Taxus Cardium to borrow up to $250,000.

Taxus Cardium entered into the Agreement to increase its options for retiring the outstanding Preferred Stock and financing its continued business operations.

For a complete discussion of the terms and conditions of the Exchange and Redemption Agreement, please see the copy of the agreement filed with this report as Exhibit 10.1.

Item 3.03.	Material Modification to the Rights of Securityholders.

The information set forth in Item 1.01 with respect to modifications of the rights of holders of Preferred Stock is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Exchange and Redemption Agreement dated July 22, 2015 between the registrant and Sabby Healthcare Volatility Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Taxus Cardium Pharmaceuticals Group, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: July 22, 2015